Exhibit 10.28

Services agreement

Between

Biophytis, Inc.

And

Biophytis SA

Reed Smith LLP

42, avenue Raymond Poincaré 75782 Paris Cedex 16 — France
Telephone : +33 (0)1 76 70 40 00 Fax: +33 (0)1 76 70 41 19

www.reedsmith.com

TABLE OF CONTENTS

1	SERVICES	3

2	PERFORMANCE OF SERVICES	3

3	REMUNERATION	4

4	LIABILITY	4

5	TERM	5

6	TERMINATION	5

7	ASSIGNMENT	5

8	CONFIDENTIALITY	5

9	NO PARTNERSHIP	6

10	INVALIDITY	6

11	MODIFICATIONS	6

12	WHOLE AGREEMENT	6

13	CHOICE OF OFFICE	6

14	GOVERNING LAW — JURISDICTION	7

SCHEDULE1.1		8

AGREEMENT DATED 22 MARCH 2019 :

BETWEEN

(1)                                 Biophytis, Inc., a Delaware State company (United States), with a capital of USD 1,000,whose registered office is located at c/o NGIN, 21O Broadway, Suite #201, Cambridge, MA 02139, United States, represented by Mr Stanislas Veillet, Managing Director, the “Service Provider”;

AND

(2)                                 Biophytis SA, a simplified joint stock company with a share capital of EUR 2,692,682.60, whose registered office is located at 14 avenue de l’Opera - 75001 Paris, registered in the Paris Trade and Companies Register (Registre du Commerce et des Sociétés) under number 492 002 225, represented by Mr Stanislas Veillet, Managing Director, the “Client”

The Service Provider and the Client are hereinafter collectively referred to as the “Parties” or individually as a “Party”.

WHEREAS:

(A)                               The Client holds 100% of the Service Provider’s share capital.

(B)                               The Service Provider’s activities are the following:

•                  clinical and regulatory development in the field of human health,

•                  investor relations and representation with the North American financial community, including regulatory bodies.

(C)                               The Client has expressed an interest in receiving assistance from the Service Provider in the above areas.

(D)                               In this context, the Parties have agreed to conclude this service agreement for the purpose of determining the conditions and procedures under which the Service Provider will assist the Client (the “Agreement”).

AGREED TERMS:

1.                                      SERVICES

During the term of this Agreement and subject to the terms and conditions stated herein, the Service Provider will provide to the Client the services as listed in Schedule 1.1 (the “Services”).

2.                                      PERFORMANCE OF SERVICES

2.1.                            Obligations of the Service Provider

2.1.1.                  The Service Provider undertakes to take all due care in the performance of the Services for which it is responsible under this Agreement and to carry out its duties in accordance with the highest quality standards.

2.1.2.                  The Service Provider shall decide alone on the choice of personnel to be assigned to the performance of the various Services. The personnel in charge of carrying out these Services will work both on the premises of the Service Provider and those of the Client, depending in particular on the needs and nature of the Services provided.

2.1.3.                  Personnel shall not receive any direction or instruction from the Client. It shall remain subject only to the authority of the Service Provider.

2.1.4.                  The Service Provider undertakes to employ qualified personnel with the necessary skills to perform the Services.

2.1.5.                  The Service Provider may also use any external consultants who can demonstrate a particular expertise or skills with regard to the performance of one of the Services.

2.1.6.                  The Service Provider undertakes to comply with employment law and to be at all times in good standing with social and tax authorities.

2.2.                            Obligations of the Client

2.2.1.                  During the term of this Agreement, the Client undertakes to provide the Service Provider with all the information and documents necessary to perform the Services.

2.2.2.                  The Client further undertakes, whenever required or useful for the performance of the Services, to give the Service Provider’s employees free access to its premises and facilities and to make available to such employees all means and resources which may facilitate their intervention, being specified that such employees must comply with all provisions prescribed by the Client, in particular those relating to access and circulation within the facilities, health and safety and confidentiality requirements.

3.                                      REMUNERATION

3.1.                            Remuneration of the Service Provider

3.1.1.                  In consideration for the Services, the Service Provider shall receive from the Client an annual remuneration excluding tax corresponding to the actual costs (direct and indirect) of the Services plus a margin of 5 per cent (5%) (the “Remuneration”).

3.1.2.                  The Service Provider shall also be reimbursed for all expenses incurred by its personnel in connection with the performance of the Services (and in particular travel and accommodation expenses) upon presentation of the corresponding supporting documents.

3.2.                            Payment terms

3.2.1.                  Remuneration shall be paid by the Client within twenty (20) days of the end of each calendar quarter.

3.2.2.                  Remuneration shall be invoiced monthly at the end of each period, payable upon receipt.

3.3.                            Review of remuneration

3.3.1.                  The Remuneration may be adjusted by mutual agreement between the Parties at the time of renewal of this Agreement in accordance with Clause 5.2.

3.3.2.                  The review of the Remuneration shall be subject to execution of a written amendment to this Agreement.

4.                                      LIABILITY

4.1                               The Service Provider undertakes to use its best efforts to fulfil its obligations under the

Agreement, in compliance with the laws and regulations relating to its activities.

4.2                               The Service Provider may only be held liable for a material breach of its contractual obligations that has directly caused a loss.

4.3                               If the Service Provider is held liable, the Client may not claim any compensation or damages other than the payment of an amount corresponding to the damage actually suffered and limited in any event to the Remuneration received by the Service Provider under the Agreement. Notwithstanding the foregoing, no limitation shall apply in case of gross negligence or willful misconduct.

4.4                               The Service Provider shall not be liable for any indirect or consequential loss or damages incurred by the Client.

5.                                      TERM

5.1                               The Agreement shall enter into force on the 1st January 2019 for a period of one (1) year.

5.2                               The Agreement shall be tacitly renewed for subsequent periods of twelve (12) months, unless terminated in accordance with Clause 6 below.

5.3                               Termination of the Agreement, when given with notice, shall not give rise to the payment of any indemnity by the Party initiating the termination of the Agreement.

6.                                      TERMINATION

6.1                               Either Party may terminate this Agreement, without compensation on either side, at any time by giving not less than one (1) month notice in writing to the other Parties, without the need to carry out any other formalities than sending a registered letter with acknowledgement of receipt.

6.2                               The Agreement will be automatically terminated without notice if the Service Provider no longer controls (as defined in the provisions of Article L. 233-3 of the French commercial code) the Client.

6.3                               In the event of termination of the Agreement, the Service Provider shall immediately return to the Client all documents and information communicated to it in connection with the performance of this Agreement.

7.                                      ASSIGNMENT

This Agreement being concluded intuitu personae, no Party shall be entitled to assign any of its rights or cause any other party to assume its obligations under this Agreement (whether in whole or in part (including, by way of transfer of contract)) without the prior written consent of the other Party.

8.                                      CONFIDENTIALITY

8.1.                            Each Party shall treat as strictly confidential information regarding the other Party, of any nature, and notably economic and technical, to which the Party may have had access performing its obligations under this Agreement.

8.2.                            Information shall not be considered confidential if it can be proven by one of the Parties that the information concerned:

8.2.1.                  has come into the public domain other than through its fault; or

8.2.2.                  is already known by the Parties, this previous knowledge may be demonstrated by the existence of appropriate documents in its files; or

8.2.3.                  has been legally obtained by a third party, without restriction or breach of the Agreement; or

8.2.4.                  is the result of internal developments undertaken in good faith by the members of its personnel having no access to said information; or

8.2.5.                  the use or disclosure have been authorized in writing by the Party from whom it originates.

8.3.                            By exception, the Parties are authorized to disclose, without the prior agreement of the other Party, to public, national or Community authorities, the information requested pursuant to the regulations in force.

8.4.                            The Parties shall take all necessary measures with respect to their personnel to ensure the secrecy and confidentiality of all information and documents referred to above.

8.5.                            This confidentiality obligation is entered into for the duration of this Agreement and for a period of two (2) years from the expiry or termination of this Agreement, regardless of the cause.

9.                                      NO PARTNERSHIP

9.1.                            As the Agreement is concluded between legally independent persons, the collaboration resulting from this Agreement may in no way affect the independence of the Parties.

9.2.                            As a result, the Client alone assumes the consequences of its activities and operations for which the Service Provider’s assistance and advice are requested and may not claim to have the Service Provider bear any losses they may incur or be forced to share its profits with the Service Provider.

10.                               INVALIDITY

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected, and shall not exonerate the Parties of the performance of their obligations.

11.                               VARIATIONS

No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

12.                               WHOLE AGREEMENT

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior statements, negociations, commitments, oral or written communications, agreements, acceptance and prior agreements, relating to such subject matter.

13.                               CHOICE OF OFFICE

13.1.                     For the execution of this Agreement and their consequences, the Parties shall elect domicile at their respective registered offices as indicated above.

13.2.                     Any change of address shall be notified by registered letter with acknowledgement of receipt to the other Party signatory to this Agreement in order for the change of address to be enforceable against it.

14.                               GOVERNING LAW — JURISDICTION

14.1.                     This Agreement is governed by, and shall be construed in accordance with French law.

14.2.                     All disputes to which this Agreement may give rise, in particular concerning its validity, interpretation, execution, termination, consequences and following, shall be submitted to the

Paris Commercial Court.

In Paris, in two (2) original copies, on March 22nd 2019

/s/ Stanislas Veillet	/s/ Stanislas Veillet
Service Provider	Client
Mr Stanislas Veillet	Mr Stanislas Veillet

SCHEDULE 1.1

SERVICES LIST

Clinical and regulatory development services in the field of human health:

1.         Consulting on the clinical and regulatory development strategy for the client’s products;

2.         Relationship in the name and on behalf of the client with regulatory agencies, including FDA and EMA;

3.         Assistance in the management of clinical projects, including interaction with clinical study providers, and representation of the client at clinical centres in the context of clinical studies on the client’s products;

4.         Consulting on the development, drafting and submission of regulatory and clinical dossiers;

5.         Participation in the client’s scientific communication with the medical community, including participation in medical congresses, interprofessional meetings, scientific or regulatory workshops; collaborative projects;

6.         All other activities related to the client’s clinical and regulatory activities if necessary.

Financial and communication services:

1.         Represent the client with shareholders, potential new investors, investment banks, and other stakeholders in the sector;

2.         Lead, if appropriate, the client’s IPO on a North American stock exchange, as well as fundraising activities;

3.         Represent the client during “roadshows”, and in investor and media relations activities;

4.         Ensure the financial communication of the client, supervise communication agencies, and participate in continuous improvement of messages, tools, and communication channels;

5.         Monitor compliance with North American regulations, and in particular with the SEC;

6.         Participate in the development of the client’s financial and accounting procedures, and in their implementation;

7.         All other activities related to the client’s financial and communication activities if necessary.